                                                                    Exhibit 99.5

(ICI MUTUAL LOGO)

Partners In Risk Management

Frank R. Vento
Senior Vice President

May 18, 2007

Kara Lewis
Legal Department
Calamos Advisors LLC
2020 Calamos Court
Naperville, IL 60563

RE: ICI Mutual Blanket Bond No. 01580107D ("Bond"),
    D&O/E&O Liability Policy No. 01580107D ("D&O/E&Q"), and
    Independent Directors Liability Policy No. 01580107I ("IDL")

Dear Kara:

As you requested, the following are the additional amounts due in connection with the increase of your Bond's limit to $10,875,000 effective June 1, 2007:

Pro-rata IDL Policy Premium   $10,385
Vermont Tax                   $    21
                              -------
Total Due                     $10,406
                              =======

Please execute the following to confirm your acceptance of this amendment:


             Authorized Representative: /s/ James S. Hamman, Jr.
                                        ----------------------------------------
                                 Title: Executive Vice President, General
                                        Counsel & Secretary

                                  Date: May 23, 2007

Please send this executed confirmation immediately, followed by payment of the Total Due within 30 days, to ICI Mutual Insurance Company 40 Main Street, Burlington, VT 05401 (fax 802/660-4320). If preferred, payment can be made by wiring funds directly to Chittenden Bank, Burlington, VT (ABA #011600062, Act. # 0016905631). If Wiring funds, please call Jacqueline Fournier (802/863-0096) and advise her of the wire.

Feel free to call me at 202/326-5469 if you have any questions.

Sincerely,


/s/ Frank R. Vento
-------------------------------------

   40 Main Street - P.O. Box 730 - Burlington, VT 05402-0730 - 802.863.0096 -
                                Fax: 802.660.4320